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                                                                    Exhibit 4.12

                             CABOT INDUSTRIAL TRUST

                             ARTICLES SUPPLEMENTARY

                                 200,000 SHARES

             8.375% SERIES E CUMULATIVE REDEEMABLE PREFERRED SHARES

      Cabot Industrial Trust, a Maryland real estate investment trust (the "Company"), hereby certifies to the State Department of Assessments and Taxation of Maryland (the "Department") that:

            FIRST: Under a power contained in Article 2, Section 1 of the Amended and Restated Declaration of Trust of the Company, filed with, and accepted for record by, the State Department of Assessments and Taxation of Maryland (the "SDAT") on January 26, 1998, as supplemented by Articles Supplementaries filed with, and accepted for record by, the SDAT respectively on July 10, 1998, April 29, 1999, September 3, 1999 and September 27, 1999 and as corrected by that certain Certificate of Correction filed with, and accepted for record by, the SDAT on October 12, 1999 (collectively, as supplemented and corrected, the "Charter"), the Board of Trustees of the Company, as required by Section 8-203(b) of the Corporations and Associations Article of the Annotated Code of Maryland, has unanimously adopted resolutions classifying and designating 200,000 unissued shares of beneficial interest (the "Shares") as 8.375% Series E Cumulative Redeemable Preferred Shares, with the following preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption, and other terms and conditions, which upon any restatement of the Charter shall be made part of Article 2 of the Charter, with any necessary or appropriate changes to the enumeration and lettering thereof:

            SECOND: The following is a description of the 8.375% Series E Cumulative Redeemable Preferred Shares, including the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption thereof:

             8.375% SERIES E CUMULATIVE REDEEMABLE PREFERRED SHARES

                  Section 1. Designation and Number. A series of preferred
            shares, designated the "8.375% Series E Cumulative Redeemable Preferred Shares" (the "Series E Preferred Shares") is hereby established. The number of shares of Series E Preferred Shares shall be 200,000.
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                  Section 2. Rank. The Series E Preferred Shares shall, with respect to distributions and rights upon voluntary or involuntary liquidation, winding-up or dissolution of the Company, rank senior to all classes or series of common Shares and to all classes or series of equity securities of the Company now or hereafter authorized, issued or outstanding, other than any class or series of equity securities of the Company expressly designated as ranking on a parity with or senior to the Series E Preferred Shares as to distributions and rights upon voluntary or involuntary liquidation, winding-up or dissolution of the Company. For purposes of these Articles Supplementary, the term "Series E Parity Preferred Shares" shall be used to refer to the Series B Cumulative Redeemable Shares (authorized pursuant to that certain Articles Supplementary filed with the SDAT on April 29, 1999), the Series C Cumulative Redeemable Preferred Shares (authorized pursuant to that certain Articles Supplementary filed with the SDAT on September 3, 1999), the Series D Cumulative Redeemable Preferred Shares (authorized pursuant to that certain Articles Supplementary filed with the SDAT on September 27, 1999) and any class or series of equity securities of the Company now or hereafter authorized, issued or outstanding expressly designated by the Company to rank on a parity with Series E Preferred Shares with respect to distributions and rights upon voluntary or involuntary liquidation, winding-up or dissolution of the Company. The term "equity securities" does not include debt securities, which will rank senior to the Series E Preferred Shares prior to conversion.

                  Section 3. Distributions.

                        (a) Payment of Distributions. Subject to the rights of
                  holders of Series E Parity Preferred Shares and holders of equity securities ranking senior to the Series E Preferred Shares as to payment of distributions, holders of Series E Preferred Shares will be entitled to receive, when, as and if declared by the Board of Trustees of the Company, out of funds legally available for the payment of distributions, cumulative preferential cash distributions at the rate per annum of
                  8.375% of the $50 liquidation preference per Series E
                  Preferred Share. Such distributions shall be cumulative, shall accrue from the original date of issuance and will be payable
                  (i) quarterly in arrears, on March 31, June 30, September 30 and December 31 of each year commencing on the first of such dates to occur after the original date of issuance and, (ii)
                  in the event of a redemption, on the redemption date (each a "Series E Preferred Shares Distribution Payment Date"). The amount of the distribution payable for any period will be computed on the basis of a 360-day year of twelve 30-day months and for any period shorter than a full quarterly period for which distributions are computed, the amount of the distribution payable will be computed on the basis of the actual number of days elapsed in such period. If any date on which distributions are to be made on the Series E Preferred
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                  Shares is not a Business Day (as defined herein), then payment of the distribution to be made on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay) except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date. Distributions on the Series E Preferred Shares will be made to the holders of record of the Series E Preferred Shares on the relevant record dates, which, unless otherwise provided by the Company with respect to any distribution, will be fifteen (15) Business Days prior to the relevant Series E Preferred Shares Distribution Payment Date (each a "Series E Distribution Record Date"). Notwithstanding anything to the contrary set forth herein, each Series E Preferred Share shall also continue to accrue all accrued and unpaid distributions up to the exchange date on any Series E Preferred Unit (as defined in the Second Amended and Restated Agreement of Limited Partnership of Cabot Industrial Properties, L.P., dated as of February 4, 1998 (the "Partnership Agreement"), as amended through the date hereof) validly exchanged into such Series E Preferred Share in accordance with the provisions of such Partnership Agreement.

                        The term "Business Day" shall mean each day, other than
                  a Saturday or a Sunday, which is not a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to close.

                        (b) Limitation on Distributions. No distributions on the
                  Series E Preferred Shares shall be declared or paid or set apart for payment by the Company at such time as the terms and provisions of any agreement of the Company, including any agreement relating to its indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration, payment or setting apart for payment shall be restricted or prohibited by law.

                        (c) Distributions Cumulative. Notwithstanding the
                  foregoing, distributions on the Series E Preferred Shares will accrue whether or not the terms and provisions set forth in
                  Section 3(b) hereof at any time prohibit the current payment of distributions, whether or not the Company has earnings, whether or not there are funds legally available for the payment of such distributions and whether or not such distributions are authorized or declared. Accrued but unpaid distributions on the Series E Preferred Shares will accumulate as of the Series E Preferred Shares Distribution Payment Date on which they first become payable. Accumulated and unpaid distributions will not bear interest.
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                        (d) Priority as to Distributions.

                              (i) So long as any Series E Preferred Shares are
                        outstanding, no distribution of cash or other property shall be authorized, declared, paid or set apart for payment on or with respect to any class or series of common Shares or any class or series of other Shares of the Company ranking junior as to the payment of distributions or rights upon voluntary or involuntary dissolution, liquidation or winding up of the Company to the Series E Preferred Shares (such common Shares or other junior Shares, including, without limitation Series A Junior Participating Preferred Shares authorized pursuant to Articles Supplementary filed with the Department on July 10, 1998 collectively, "Shares Junior to Series E"), nor shall any cash or other property be set aside for or applied to the purchase, redemption or other acquisition for consideration of any Series E Preferred Shares, any Series E Parity Preferred Shares or any Shares Junior to Series E, unless, in each case, all distributions accumulated on all Series E Preferred Shares and all classes and series of outstanding Series E Parity Preferred Shares have been paid in full. The foregoing sentence will not prohibit
                        (i) distributions payable solely in Shares of the Company ranking junior to the Series E Preferred Shares as to distributions and upon liquidation, winding-up or dissolution, (ii) the conversion of Shares Junior to Series E or Series E Parity Preferred Shares into Shares of the Company ranking junior to the Series E Preferred Shares as to distributions and upon liquidation, winding-up or dissolution, and (iii) purchase by the Company of such Series E Preferred Shares, Series E Parity Preferred Shares or Shares Junior to Series E pursuant to Article 3 of the Charter to the extent required to preserve the Company's status as a real estate investment trust.

                              (ii) So long as distributions have not been paid
                        in full (or a sum sufficient for such full payment is not irrevocably deposited in trust for payment) upon the Series E Preferred Shares, all distributions authorized and declared on the Series E Preferred Shares and all classes or series of outstanding Series E Parity Preferred Shares shall be authorized and declared so that the amount of distributions authorized and declared per share of Series E Preferred Shares and such other classes or series of Series E Parity Preferred Shares shall in all cases bear to each other the same ratio that accrued distributions per share on the Series E Preferred Shares and such other classes or series of Series E Parity Preferred Shares (which shall not include any accumulation in
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                        respect of unpaid distributions for prior distribution
                        periods if such class or series of Series E Parity Preferred Shares do not have cumulative distribution rights) bear to each other.

                        (e) No Further Rights. Holders of Series E Preferred
                  Shares shall not be entitled to any distributions, whether payable in cash, other property or otherwise, in excess of the full cumulative distributions described herein.

                  Section 4. Liquidation Preference.

                        (a) Payment of Liquidation Distributions. Subject to the
                  rights of holders of Series E Parity Preferred Shares and subject to equity securities ranking senior to the Series E Preferred Shares with respect to rights upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, the holders of Series E Preferred Shares shall be entitled to receive out of the assets of the Company legally available for distribution or the proceeds thereof, after payment or provision for debts and other liabilities of the Company, but before any payment or distributions of the assets shall be made to holders of common Shares or any other class or series of shares of the Company that ranks junior to the Series E Preferred Shares as to rights upon liquidation, dissolution or winding-up of the Company, an amount equal to the sum of (i) a liquidation preference of $50 per Series E Preferred Share, and (ii) an amount equal to any accumulated and unpaid distributions thereon, whether or not declared, to the date of payment. In the event that, upon such voluntary or involuntary liquidation, dissolution or winding-up, there are insufficient assets to permit full payment of liquidating distributions to the holders of Series E Preferred Shares and any Series E Parity Preferred Shares, all payments of liquidating distributions on the Series E Preferred Shares and such Series E Parity Preferred Shares shall be made so that the payments on the Series E Preferred Shares and such Series E Parity Preferred Shares shall in all cases bear to each other the same ratio that the respective rights of the Series E Preferred Shares and such other Series E Parity Preferred Shares (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such Series E Parity Preferred Shares do not have cumulative distribution rights) upon liquidation, dissolution or winding-up of the Company bear to each other.

                        (b) Notice. Written notice of any such voluntary or
                  involuntary liquidation, dissolution or winding-up of the Company, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by (i) fax and
                  (ii) by first class mail, postage pre-paid, not less than
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                  thirty (30) and not more than sixty (60) days prior to the payment date stated therein, to each record holder of the Series E Preferred Shares at the respective addresses of such holders as the same shall appear on the share transfer records of the Company.

                        (c) No Further Rights. After payment of the full amount
                  of the liquidating distributions to which they are entitled, the holders of Series E Preferred Shares will have no right or claim to any of the remaining assets of the Company.

                        (d) Consolidation, Merger or Certain Other Transactions.
                  The voluntary sale, conveyance, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Company to, or the consolidation or merger or other business combination of the Company with or into any corporation, trust or other entity (or of any corporation, trust or other entity with or into the Company) shall not be deemed to constitute a liquidation, dissolution or winding-up of the Company.

                  Section 5. Optional Redemption.

                        (a) Right of Optional Redemption. The Series E Preferred
                  Shares may not be redeemed prior to December 9, 2004. On or after such date, the Company shall have the right to redeem the Series E Preferred Shares, in whole or in part, at any time or from time to time, upon not less than thirty (30) nor more than sixty (60) days' written notice, at a redemption price, payable in cash, equal to $50 per share of Series E Preferred Shares plus accumulated and unpaid distributions, whether or not declared, to the date of redemption. If fewer than all of the outstanding Series E Preferred Shares are to be redeemed, the Series E Preferred Shares to be redeemed shall be selected pro rata (as nearly as practicable without creating fractional shares).

                        (b) Limitation on Redemption. The Company may not redeem
                  fewer than all of the outstanding shares of Series E Preferred Shares unless all accumulated and unpaid distributions have been paid on all outstanding Series E Preferred Shares for all quarterly distribution periods terminating on or prior to the date of redemption.

                        (c) Procedures for Redemption.

                              (i) Notice of redemption will be (i) faxed, and
                        (ii) mailed by the Company, postage prepaid, not less than thirty (30) nor more than sixty (60) days prior to the redemption date, addressed to the respective holders of record of the Series E
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                        Preferred Shares to be redeemed at their respective
                        addresses as they appear on the transfer records of the Company. No failure to give or defect in such notice shall affect the validity of the proceedings for the redemption of any Series E Preferred Shares except as to the holder to whom such notice was defective or not given. In addition to any information required by law or by the applicable rules of any exchange upon which the Series E Preferred Shares may be listed or admitted to trading, each such notice shall state: (i) the redemption date, (ii) the redemption price, (iii) the number of Series E Preferred Shares to be redeemed, (iv) the place or places where such Series E Preferred Shares are to be surrendered for payment of the redemption price, (v) that distributions on the Series E Preferred Shares to be redeemed will cease to accumulate on such redemption date and (vi) that payment of the redemption price and any accumulated and unpaid distributions will be made upon presentation and surrender of such Series E Preferred Shares. If fewer than all of the Series E Preferred Shares held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of Series E Preferred Shares held by such holder to be redeemed.

                              (ii) If the Company gives a notice of redemption
                        in respect of Series E Preferred Shares (which notice will be irrevocable) then, by 12:00 noon, New York City time, on the redemption date, the Company will deposit irrevocably in trust for the benefit of the holders of the Series E Preferred Shares being redeemed, funds sufficient to pay the applicable redemption price, plus any accumulated and unpaid distributions, whether or not declared, if any, on such shares to the date fixed for redemption, without interest, and will give irrevocable instructions and authority to pay such redemption price and any accumulated and unpaid distributions, whether or not declared, if any, on such shares to the holders of the Series E Preferred Shares upon surrender of the certificates for the Series E Preferred Shares by such holders at the place designated in the notice of redemption. If fewer than all Series E Preferred Shares evidenced by any certificate are being redeemed, a new certificate shall be issued upon surrender of the certificate evidencing all Series E Preferred Shares, evidencing the unredeemed Series E Preferred Shares without cost to the holder thereof. On and after the date of redemption, distributions will cease to accumulate on the Series E Preferred Shares or portions thereof called for redemption, unless the Company defaults in the payment thereof If any date fixed for redemption of Series E Preferred Shares is not a Business Day, then payment of the redemption price payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay) except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date fixed for redemption. If payment of the redemption price or any accumulated or unpaid distributions in respect of the Series E Preferred Shares is improperly withheld or refused and not paid by the Company, distributions on such Series E Preferred Shares will continue to accumulate from the original redemption date to the date of payment, in which case the actual payment date will be considered the date fixed for redemption for purposes of calculating the applicable redemption price and any accumulated and unpaid distributions.

                        (e) Status of Redeemed Shares. Any Series E Preferred
                  Shares that shall at any time have been redeemed shall after such redemption, have the status of authorized but unissued Shares, without designation as to class or series until such shares are once more designated as part of a particular class or series by the Board.

                  Section 6. Voting Rights.

                        (a) General. Holders of the Series E Preferred Shares
                  will not have any voting rights, except as set forth below.

                        (b) Right to Elect Trustees.

                              (i) If at any time full distributions shall not
                        have been timely made on any Series E Preferred Shares with respect to any six (6) prior quarterly distribution periods, whether or not consecutive, (a "Preferred Distribution Default"), the holders of such Series E Preferred Shares, voting together as a single class with the holders of each class or series of Series E Parity Preferred Shares upon which like voting rights have been conferred and are exercisable, will have the right to elect two additional Trustees to serve on the Company's Board (the "Series E Preferred Shares Trustees") at a special meeting called by the holders of record of at least 10% of the outstanding Series E Preferred Shares or any such class or series of Series E Parity Preferred Shares or at the next annual meeting of Shareholders, and at each subsequent annual meeting of Shareholders or special meeting for the election of Trustees held in place thereof, until all such distributions in arrears and distributions for the current quarterly period on the Series E Preferred Shares and each such class or series of Series E

                        Parity Preferred Shares have been paid in full.

                              (ii) At any time when such voting rights shall
                        have vested, a proper officer of the Company shall call or cause to be called, upon written request of holders of record of at least 10% of the outstanding Series E Preferred Shares, a special meeting of the holders of Series E Preferred Shares and all the series of Series E Parity Preferred Shares upon which like voting rights have been conferred and are exercisable (collectively, the "Series E Parity Securities") by mailing or causing to be mailed to such holders a notice of such special meeting to be held not less than ten and not more than 45 days after the date such notice is given. The record date for determining holders of the Series E Parity Securities entitled to notice of and to vote at such special meeting will be the close of business on the third Business Day preceding the day on which such notice is mailed. At any such special meeting, all of the holders of the Series E Parity Securities, by plurality vote, voting together as a single class without regard to series will be entitled to elect two Trustees on the basis of one vote per $25.00 of liquidation preference to which such Series E Parity Securities are entitled by their terms (excluding amounts in respect of accumulated and unpaid dividends) and not cumulatively. The holder or holders of one-third of the Series E Parity Securities then outstanding, present in person or by proxy, will constitute a quorum for the election of the Series F Preferred Shares Trustees except as otherwise provided by law. Notice of all meetings at which holders of the Series E Preferred Shares shall be entitled to vote will be given to such holders at their addresses as they appear in the transfer records. At any such meeting or adjournment thereof in the absence of a quorum, subject to the provisions of any applicable law, a majority of the holders of the Series F Parity Securities present in person or by proxy shall have the power to adjourn the meeting for the election of the Series E Preferred Shares Trustees, without notice other than an announcement at the meeting, until a quorum is present. If a Series E Preferred Distribution Default shall terminate after the notice of a special meeting has been given but before such special meeting has been held, the Company shall, as soon as practicable after such termination, mail or cause to be mailed notice of such termination to holders of the Series E Preferred Shares that would have been entitled to vote at such special meeting.

                              (iii) If and when all accumulated distributions
                        and the distributions for the current distribution period on the Series E Preferred Shares shall have been paid in full or a sum sufficient for such payment is irrevocably deposited in trust for payment, the holders of the Series E Preferred Shares shall be divested of the voting rights set forth in this
                        Section 6(b) herein (subject to revesting in the event of each and every Series E Preferred Distribution Default) and, if all distributions in arrears and the distributions for the current distribution period have been paid in full or set aside for payment in full on all other classes or series of Series E Parity Preferred Shares upon which like voting rights have been conferred and are exercisable, the term and office of each Series E Preferred Shares Trustee so elected shall terminate. Any Series E Preferred Shares Trustee may be removed at any time with or without cause by the vote of, and shall not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding Series E Parity Securities when they have the voting rights set forth in this Section 6(b). So long as a Series E Preferred Distribution Default shall continue, any vacancy in the office of a Series E Preferred Shares Trustee may be filled by written consent of the Series E Preferred Shares Trustee remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding Series E Parity Securities when they have the voting rights set forth in this
                        Section 6(b). The Series E Preferred Shares Trustees shall each be entitled to one vote per trustee on any matter.

                        (c) Certain Voting Rights. So long as any Series E
                  Preferred Shares remain outstanding, the Company shall not, without the affirmative vote of the holders of at least two-thirds of the Series E Preferred Shares outstanding at the time (i) designate or create, or increase the authorized or issued amount of, any class or series of shares ranking senior to the Series E Preferred Shares with respect to payment of distributions or rights upon liquidation, dissolution or winding-up of the Company or reclassify any authorized shares of the Company into any such shares, or create, authorize or issue any obligations or security convertible into or evidencing the right to purchase any such shares, (ii) designate or create, or increase the authorized or issued amount of, any Series F Parity Preferred Shares or reclassify any authorized shares of the Company into any such shares, or create, authorize or issue any obligations or security convertible into or evidencing the right to purchase any such shares, but only to the extent such Series E Parity Preferred Shares are issued to an affiliate of the Company, or (iii) either (A) consolidate, merge into or with, or convey, transfer or lease its assets substantially as an entirety, to any corporation or other entity, or (B) amend, alter or repeal the provisions of the Company's Charter (including these Articles Supplementary) or By-laws, whether by merger, consolidation or otherwise, in each case that would materially and adversely affect the powers, special rights, preferences, privileges or voting power of the Series E Preferred Shares or the holders thereof; provided, however, that with respect to the occurrence of a merger, consolidation or a sale or lease of all or substantially all of the Company's assets as an entirety, so long as (a) the Company is the surviving entity and the Series E Preferred Shares remain outstanding with the terms thereof unchanged, or (b) the resulting, surviving or transferee entity is a corporation organized under the laws of any state and substitutes the Series E Preferred Shares for other preferred Shares having substantially the same terms and same rights as the Series E Preferred Shares, including with respect to distributions, voting rights and rights upon liquidation, dissolution or winding-up of the Company, then the occurrence of any such event shall not be deemed to materially and adversely affect such rights, privileges or voting powers of the holders of the Series E Preferred Shares and no vote of the Series E Preferred Shares shall be required; and provided further that any increase in the amount of authorized Shares or the creation or issuance of any other class or series of Shares, or any increase in an amount of authorized shares of each class or series, in each case ranking either (a) junior to the Series E Preferred Shares with respect to payment of distributions and the distribution of assets upon liquidation, dissolution or winding-up of the Company, or (b) on a parity with the Series E Preferred Shares with respect to payment of distributions or the distribution of assets upon liquidation, dissolution or winding-up of the Company to the extent such Shares are not issued to an affiliate of the Company, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers and no vote of the Series E Preferred Shares shall be required.

                  Section 7. Transfer Restrictions. The Series E Preferred
            Shares shall be subject to the provisions of Article 3 of the Charter; provided, however, in no event shall the Ownership Limit with respect to the Series E Preferred Shares (as defined in the Charter) be decreased pursuant to Section 10 of Article 3 of the Charter or otherwise (other than a decrease as a result of a retroactive change in existing law that would require a decrease to retain real estate investment trust status under the Internal Revenue Code of 1986, as amended).

                  Section 8. No Conversion Rights. The holders of the Series E
            Preferred Shares shall not have any rights to convert such shares into shares of any other class or series of Shares or into any other securities of, or interest in, the Company.

                  Section 9. No Sinking Fund. No sinking fund shall be
            established for the retirement or redemption of Series E Preferred Shares.

                  Section 10. No Preemptive Rights. No holder of the Series E
            Preferred Shares of the Company shall, as such holder, have any preemptive rights to purchase or subscribe for additional Shares of the Company or any other security of the Company which it may issue or sell.

            THIRD: The Series E Preferred Shares have been classified and designated by the Board under the authority contained in the Charter.

            FOURTH: These Articles Supplementary have been approved by the Board in the manner and by the vote required by law.

            FIFTH: The undersigned President of the Company acknowledges these Articles Supplementary to be the corporate act of the Company and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.


                        (signature appears on next page)

      In witness whereof, the Company has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its President and attested to by its Secretary on this 9th day of December, 1999.

                                          CABOT INDUSTRIAL TRUST


                                                                        By:
                                          Name:
                                          Title:

      [SEAL]

      ATTEST:


      Name:
      Title: Secretary